Exhibit 10.18

2021 Cash Bonus Plan Summary

Target bonuses for named executive officers of AcelRx Pharmaceuticals, Inc. (the “Company”) under the 2021 Cash Bonus Plan (the “Plan”) will range from 35% to 60% of such executive’s 2021 base salary. The target bonuses for the Company’s named executive officers for 2021 are as follows:

Name	Position	Bonus %
Vincent Angotti	Chief Executive Officer	60%
Pamela Palmer, M.D., Ph.D.	Chief Medical Officer	40%
Raffi Asadorian	Chief Financial Officer	40%
Badri Dasu	Chief Engineering Officer	35%

Mr. Angotti’s cash bonus under the Plan shall be based 100% on the achievement of the 2021 corporate objectives.  The cash bonuses under the Plan for all other named executive officers shall be based 40% on the achievement of his or her individual performance goals, as determined by the Board, and 60% on the achievement of the 2021 corporate objectives. The named executive officers’ actual bonuses may exceed 100% of target in the event performance exceeds the predetermined goals.